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                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                    Commission File Number      1-4095
                                                ------
                             McDERMOTT INCORPORATED
                             ----------------------
            (Exact name of registrant as specified in its charter)

   1450 Poydras Street, New Orleans, Louisiana 70112-6050    (504) 587-4411
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Series A $2.20 Cumulative Convertible Preferred Stock, $1.00 par value
          Series B $2.60 Cumulative Preferred Stock, $1.00 par value
    ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
      -------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)       [ ]   Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)      [ ]   Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)       [ ]   Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)      [ ]   Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: zero

     Pursuant to the requirements of the Securities Exchange Act of 1934, McDermott Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                McDermott Incorporated

DATE: October 15, 1998          By:      /s/  S. W. Murphy
                                         -----------------
                                Name:    S. W. Murphy
                                Title:   Senior Vice President,
                                         General Counsel and Corporate Secretary